Exhibit 4.2
EXECUTION COPY
LETTER AMENDMENT
Dated as of March 4, 2009
To the banks, financial institutions
and other institutional lenders
(collectively, the “Lenders”) parties
to the Credit Agreement referred to
below and to ABN AMRO Bank N.V., as agent
(the “Agent”) for the Lenders
Ladies and Gentlemen:
          We refer to the Five Year Credit Agreement dated as of September 14, 2005, as amended September 20, 2006 (the “Credit Agreement”) among the undersigned and you. Capitalized terms not otherwise defined in this Letter Amendment have the same meanings as specified in the Credit Agreement.
          It is hereby agreed by you and us as follows:
          Effective as of the date of this Letter Amendment, Section 5.03(a) of the Credit Agreement is hereby amended in full to read as follows:
     (a) Debt/EBITDA Ratio. Maintain a ratio of Consolidated Debt to Consolidated EBITDA for the period of twelve months most recently ended on or prior to the last day of each fiscal quarter of not greater than 3.50 : 1.00; provided, however, to the extent that the Guarantor has cash or cash equivalents on hand in an amount sufficient for the payment thereof, the outstanding 4.625% senior notes due October 1, 2009 to be repaid by the Guarantor shall be excluded from the calculation of Consolidated Debt for all reporting periods prior to October 1, 2009.
          The Guarantor hereby acknowledges that, pursuant to Section 5.01(h)(vi) of the Credit Agreement, the Lenders have requested that the delivery of the quarterly financial statements for the fiscal quarter ending September 30, 2009 shall be accompanied by a certification by the chief financial officer of the Guarantor that the 4.625% senior notes due October 1, 2009 were in fact repaid on or before October 1, 2009.
          This Letter Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Letter Amendment executed by the undersigned and the Required Lenders. This Letter Amendment is subject to the provisions of Section 9.01 of the Credit Agreement.
          The Guarantor represents and warrants that, as of the date hereof, the representations and warranties contained in Section 4.01 (other than the representation set forth in the last sentence of Section 4.01(e)) of the Credit Agreement are correct and no Default has occurred and is continuing.
          On and after the effectiveness of this Letter Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit

Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Letter Amendment.
          The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Letter Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Letter Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.
          If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning at least two counterparts of this Letter Amendment to Susan L. Hobart, Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022.
          This Letter Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Letter Amendment.

          This Letter Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, LUBRIZOL HOLDINGS FRANCE S.A.S. (formerly known as NOVEON HOLDINGS FRANCE S.A.S.), as Borrower
By	/s/ Charles P. Cooley III
	Name:	Charles P. Cooley III
	Title:	Director General

On behalf of LUBRIZOL ADVANCED MATERIALS EUROPE BVBA (formerly known as NOVEON EUROPE BVBA), as Borrower
By	/s/ Eric R. Schnur
	Name:	Eric R. Schnur
	Title:	Manager

THE LUBRIZOL CORPORATION, as Guarantor
By	/s/ Charles P. Cooley III
	Name:	Charles P. Cooley III
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

By	/s/ Greg D. Taylor
	Name:	Greg D. Taylor
	Title:	Vice President Planning, Development and Communications

Agreed as of the date first above written:

ABN AMRO BANK N.V., as Agent and as Lender

By	/s/ Allen R. Broyles

	Title:	Director

By	/s/ Maria T. Vanderwarren

	Title:	Assistant Vice President

CALYON NORMANDIE BEAUCE BRANCH

By	/s/ Amelie Firmin

	Title:	Relationship Manager

By	/s/ Alexis Quiot

	Title:	Director

CITIBANK INTERNATIONAL PLC

By	/s/ Paul Gibbs

	Title:	Delegated Signatory

CITIBANK, N.A. (LONDON BRANCH)

By	/s/ Paul Gibbs

	Title:	Delegated Signatory

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Marcus Tarkington

	Title:	Director

By	/s/ Rainer Meier

	Title:	Director

THE BANK OF TOKYO-MITSUBISHI, LTD.

By	/s/ A.C. Trenouth

	Title:	Executive Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Bhavin Shah

	Title:	Managing Director

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